EXHIBIT 4.1

Consulting Agreement with Securities Compliance Control, LLC

AGREEMENT

This Agreement is entered into by and between Broadband Wireless International Corp., a Nevada Corporation ("Company"), and Securities Compliance Control, LLC ("Consultant"), a Nevada Limited Liability Company.  The effective date of this agreement is August 12, 2003.

RECITALS

Company wishes to retain the consulting services of Consultant to assist Company in connection with Regulatory Compliance, Capital Formation Planning and Related Functions, and such other tasks as set forth in the statement of work attached hereto, and Consultant has negotiated the terms of such an agreement with Company and has agreed to the terms as set forth hereafter.

AGREEMENT

The parties hereby agree as follows:

1.

 Term of Agreement

Company hereby hires Consultant and Consultant accepts such employment commencing August 12, 2003 for a term of 12 months. Upon renewal it will be continuous until cancelled with 30 days written prior notice by either party.

2.

Services of Consultant

SCC agrees to act as an independent contractor consultant for the purpose of maintaining Company regulatory compliance on an ongoing basis through advising Company relative to its business planning, record keeping, and assistance in report drafting and performing timely filings. Consultant’s tasks will be to aid, advise and assist Company and its designated counsel, accountants and others on matters including but not limited to compliance analysis, recommendations, report preparations and Edgarized submittals with respect to various Company planning and reporting matters and filings, fulfilling the requirements of the United States Securities and Exchange Commission, the NASD, state “Blue Sky” securities departments and other regulatory agencies and exchanges. Consultant will also make itself available to Company as requested for other related matters as well as tasks beyond those indicated above. Also make itself available to the company for capital formation planning and related functions and other related matters.

3.

Necessary Services

3.1 Performance of Duties.  Consultant agrees that its members, and any Consulting Agent employed by it, shall perform at all times faithfully, industriously, and to the best of their ability, experience, and talents all of the duties that may reasonably be assigned to them hereunder and, shall devote such time to the performance of such duties as may be necessary therefore.

4.

Compensation

In consideration for the services required of Consultant hereunder, Company agrees to compensate Consultant as follows as detailed in Exhibit 2, Compensation of Consultant.

5.

Independent Contractor

In performing services and duties hereunder, Consultant and any person acting on Consultant's behalf shall do so as independent contractors and are not, and are not to be deemed, employees or agents of Company or any other person acting on behalf of Company.  Consultant shall be responsible for meeting any legal requirements imposed on Consultant or any person acting on his behalf as a result of this Agreement, including but not limited to the filing of income tax returns and the payment of taxes; and Consultant agrees to indemnify Company for the failure to do so, if Company is required to make any such payment otherwise due by Consultant or any such person acting on Consultant's behalf.

6.

Termination

6.1 Causes for Termination.  This Agreement shall terminate immediately upon the occurrence of any one of the following events:

6.1.1.   The written agreement of the parties;

6.1.2.  The occurrence of circumstances that make it impossible for the business of Company to be continued;

6.1.3.  The occurrence of circumstances that make it impossible for the business of Consultant to be continued;

6.1.4.

Consultant's breach of his duties hereunder, unless waived by Company or cured by Consultant within 30 days after Company's having given written notice thereof to Consultant;

Company's breach of its duties hereunder, unless waived by Consultant or cured by Company within 30 days after Consultant's having given written notice thereof to Company

                          6.1.6.    Not withstanding anything else contained herein to the contrary, after a period of six months either party hereto may cancel this contract by delivering a thirty (30) days written notice to the other.

6.2

Survival of Parties’ Obligations Upon Termination.  Unless otherwise mutually agreed in writing by the parties, the termination of this Agreement due to any cause other than that specified in subsections 6.1.3 and 6.1.4 shall not relieve Company of its obligation to make any payment of money or any delivery of shares or securities which would have been required, or could have been required by Consultant, pursuant to Sections 1, 2, and 3 of Exhibit 2, if this Agreement had not been so terminated; nor does it relieve Consultant of its obligations to Company regarding confidentiality and non-disclosure.

7.      Obligations of the Company

It is understood that for the Consultant to adequately perform his function the Company must provide certain information and support.  The nature of this information and support is partially detailed in Exhibit 3, Material Disclosures by Company.  It is further understood that it may be impossible to fully detail the complete nature of such required support in advance of the completion of the Agreement.  The Company therefore undertakes to provide all necessary and reasonable support to the Consultant, whether or not specified in Exhibit 3, in furtherance of the Consultant’s efforts on behalf of the Company.  Breach of this obligation on the part of the Company absolves the Consultant of all obligations under this agreement; it does not absolve the Company of any obligations under this agreement, especially the obligation to pay the Consultant according to the terms hereunder.

8.

Status

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship or a lessor-lessee relationship but, rather, the relationship established pursuant hereto is that of principal and independent contractor.  For the purpose of this contract, Securities Compliance Control, LLC services may be performed by any of the individuals named in the Exhibit 4 as Principal Consultants, and by other of its available staff members acceptable to Company suitable to perform the required services.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Broadband Wireless International Corporation.

By: ____________________________________________

Dr. Ronald Tripp-President

By: ___________________________________________

Paul Harris-Director, BBAN Board of Directors

CONSULTANT:

Securities Compliance Control, LLC

By: ____________________________________________

Michael Roth-President

Exhibit 1 – STATEMENT OF WORK

Consultant, in coordination with Company’s Counsel and auditors shall utilize its best efforts to accomplish the following:

1.

Provide the information resources and tools for the corporation to maintain the status of a publicly traded company, including the preparations of all forms necessary to maintain compliance with applicable state blue sky laws, the S.E.C., and other rules of regulatory agencies, or file an application to get the corporation listed for trading on any other national or international exchange. In this regard, assist and advise the Company in preparing and filing all necessary documents, forms, and statements, required by the Securities and Exchange Commission, any other regulatory body of competent jurisdiction, any self regulating body (relevant to the securities of the Company), and any exchange that does or may list the Company’s (or any of its subsidiaries) securities, in a timely, accurate, fair and honest manner. Assist and advise the Company in documentation of internal compliance practices and policies.

2.

Analyze Company’s audit and financial reporting requirements, and establish, implement, and conduct accounting and bookkeeping policies and procedures to enable Company to meet securities regulatory or exchange requirements in a timely manner.

3.

Assist and guide the Corporation in Capital Formation Planning including activities such as recommending, evaluating, and securing acquisitions, strategic partnering, and the creating of joint ventures to advance the Corporation’s goals. Prepare all forms for private and public securities offerings. Notwithstanding anything else contained herein to the contrary, Consultant in rendering services hereunder shall not engage in fundraising or stock promotional activities for the Company.

4.

To train Company personnel to perform all activities necessary to comply with any securities regulatory agencies overseeing Company’s activities in accessing capital and conducting its business.

5.

To assist the Company, upon their request, in selecting and hiring outside personnel who are qualified to support the Company’s activities as outlined above.

Exhibit 2 COMPENSATION

1.

Retainer.  The Company will deliver to SCC the remaining balance of the invoice to BBAN (attached as exhibit 6) in U.S. bankable cleared funds upon execution of this contract, and filing of BBAN’s 2003 10KSB.  In addition, SCC will receive 1 point (1%) of that certain BBAN offering (sponsored by Enhancement Holdings) under Regulation D Rule 506 secured by the Company’s Asset Backed Project Development Bond. BBAN will provide to the escrow holder (Morgan Stanley and\or any other designate) a disbursement order calling for the payment to SCC of 1% of any funds as they are disbursed from escrow to BBAN

2.

Hourly Rates.  In addition to items in paragraph 1, the Consultant shall be compensated for all efforts on behalf of the Company according to the following Schedule:

Senior Consultant (Managing Member)	$150 per Hour
Professional Consultant (Class A Member)	$100 per Hour
Consultant (Class B Member)	$ 75 per Hour

Invoices for work performed and hours expended shall be submitted on a monthly basis. Invoices will be delivered via e-mail on the first business day each month, with payment in full amount due upon receipt. SCC, upon qualification of the Company, may elect to receive compensation due hereunder, in all or in part, in the form of a combination of cash, stock, or convertible Notes.

3.

The Consultant may elect to receive any compensation due hereunder, in all or in part, in the form of stock instead of cash. If such is the case, and, only in the instance that the shares of common stock of the Company are listed for trading on the OTCBB, the Company shall deliver to Consultant such number of shares valued for purposes of this agreement at 85% of the average trading price for each share for the period of ten days prior or 20 days after (whichever is lower), receipt of monthly invoice to Company by Consultant.  All such shares shall be registered with respect to resale pursuant to either Rule E, regulation 701 or Regulation S-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and Company shall deliver such shares to Consultant at such times, and in one or more portions, as Consultant shall specify by written notice to Company. Each such delivery shall be made within five (5) days after Company's receipt of Consultant's written notice requesting such delivery.

Exhibit 3- MATERIAL DISCLOSURES BY COMPANY

Performance Requested of the Company

1.

To provide full, accurate, complete, and timely information in a format suitable to the needs of any given accounting, reporting, or other project as determined by the Consultant.

2.

To provide adequate access to Company personnel, including officer, directors, executives, managers and others as requested by the Consultant.

3.

To employ personnel with adequate experience and qualifications to be trained by and interface with Consultant in those compliance and accounting functions that are covered by this Agreement.

4.

To file all forms, statements, and documents required by the Securities and Exchange Commission, any other regulatory body of competent jurisdiction, any self regulating body (relevant to the securities of the Company), and any exchange that does or may list the Company’s securities, in a timely, accurate, fair and honest manner as specified and recommended by the Consultant.

5.

To compensate the Consultant in a timely manner as specified elsewhere in this Agreement.

6.

Expense Reimbursement.  Company shall reimburse Consultant for any out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement and the performance of services required of Consultant hereunder, as included in Consultants monthly billing.

7.

To review Consultants activities and efforts continuously, while providing appropriate direction; and to be prepared to sign “Management Letters” representing that Consultant has met its commitments under this agreement, at regular periodic intervals as requested by Consultant.

8.

To provide usual and customary office resources, including but not limited to desk, telephone, fax, copier, postal expense, parking, computer internet, and e mail, plus reimbursement for any travel or other costs incurred by consultant at the direction of company personnel.

9.

The Company understands that Consultant is not undertaking to represent you in the area of taxation or securities law. Any questions or concerns you have and advice you obtain regarding taxation and or securities law must be secured by you from a licensed professional in that field, with your relying upon such advice independent of Securities Compliance Control responsibility.

Exhibit 4-PRINCIPAL CONSULTANTS

George Roth

Karen Conway

Richard Jarnat

Michael Roth

Exhibit 5 –GENERAL PROVISIONS

1.  Survival of Agreement.  A restructuring of the company or of the Consultant shall not terminate this Agreement.  If either of the parties restructure but remains in business, the contract shall survive.

2.  Legal Representation.  Each party acknowledges that they were advised that they were entitled to separate counsel and they have either employed such counsel or voluntarily waived their right to consult with counsel.

3.  Notices.  All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by hand delivery, first class mail, telex or facsimile, addressed as follows:

PARTY

ADDRESS

Broadband Wireless International Corp. 2304 N. Interstate Drive

                                                    Norman, Oklahoma 73072

Securities Compliance Control, LLC

941 North Main Street

Orange, CA 92687

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged, if faxed.

4.  Attorneys' Fees.  In the event that a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights or in preparing to enforce, or in enforcing, such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

5.  Complete Agreement of the Parties.  This agreement (including exhibits) is the complete agreement of the parties and it supersedes any agreement that has been made prior to this agreement.

6.  Assignment.  This Agreement is of a personal nature and may not be assigned.

7.  Binding.  This Agreement shall be binding both of the parties hereto.

8. Numbers and Gender.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural. The masculine gender shall include the feminine and neuter genders, and the word "person" shall include a corporation, firm, partnership, or other form of association.

9.  Governing Law.  The parties hereby expressly acknowledge and agree that this Agreement is entered into in the State of Nevada and, to the extent permitted by law, this Agreement shall be construed, and enforced in accordance with the laws of the State of Nevada.

10.  Failure to Object Not a Waiver.  The failure of a party to object to, or to take affirmative action with respect to, any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach of any future violation, breach, or wrongful conduct until 180 days since the wrongful act or omission to act has passed.

11.  Unenforceable Terms.  Any provision hereof prohibited or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement.  To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

12.  Execution In Counterparts.  This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.

13.  Further Assurance.  From time to time each party shall execute and deliver such further instruments and shall take such other action as any other party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

14.  Incorporation By Reference.  All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

15.  Cross-References.  All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions in this Agreement, and shall not be deemed to be references to any overall transaction or to any other agreements or documents.

16.  Miscellaneous Provisions.  The various headings and numbers herein and the grouping of provisions of this Agreement into separate divisions are for the purpose of convenience only and shall not be considered a part hereof.  The language in all parts of this Agreement shall in all cases be construed in accordance to its fair meaning as if prepared by all parties to the Agreement and not strictly for or against any of the parties.

18. Insurance

The Company warrants that it has or can obtain adequate insurance to indemnify, protect and hold harmless the Consultant, from any suit, action or other legal attack.  This includes suits by private individuals and entities as well as governmental bodies, regulatory agencies, exchanges or others, without exception.  The Company further agrees to list the Consultant as an insured party on this policy and to provide to the Consultant a copy of the policy with the Consultant so listed.

19. Arbitration - Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall not be adjudicated by litigation, but rather be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

20. Counterpart and Facsimile

This contract and any amendment thereto may be executed in counterpart, with each original to be deemed merged into one which will be regarded and treated as a single document. Signatures transmitted by facsimile or other electronic transmissions shall be regarded as authentic and legitimate for purposes of this contract.